Exhibit 99.1

FOR IMMEDIATE RELEASE February 10, 2025	FOR FURTHER INFORMATION CONTACT:

Farmers and Merchants Bancshares, Inc. 4510 Lower Beckleysville Rd, Suite H Hampstead, Maryland 21074	Contact: Mr. Gary A. Harris President and Chief Executive Officer (410) 374-1510, ext. 1104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS EARNINGS OF $4,277,703 OR $1.37 PER SHARE FOR THE YEAR ENDED

DECEMBER 31, 2024

HAMPSTEAD, MARYLAND (February 10, 2025) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent company of Farmers and Merchants Bank (the “Bank” and, together with the Company, “we”, “us” and “our”), announced that net income for the year ended December 31, 2024 was $4,277,703, or $1.37 per common share (basic and diluted), compared to $6,418,337, or $2.08 per common share (basic and diluted), for the same period in 2023. Higher interest expense as a result of the Federal Reserve rate increases over the last several years was the primary reason for the decline in net income. The Company’s return on average equity during the year ended December 31, 2024 was 7.83% compared to 13.08% for the same period in 2023. The Company’s return on average assets during the year ended December 31, 2024 was 0.53% compared to 0.86% for the same period in 2023. Loan growth for the year ended December 31, 2024 was $60 million, a growth rate of 11.4%.

Net income for the three months ended December 31, 2024 was $856,080, or $0.27 per common share (basic and diluted), compared to $1,415,230, or $0.46 per common share (basic and diluted), for the fourth quarter of 2023. The Company’s return on average equity during the three months ended December 31, 2024 was 5.96% compared to 11.92% for the same period in 2023. The Company’s return on average assets during the three months ended December 31, 2024 was 0.41% compared to 0.72% for the same period in 2023.

Net interest income for the year ended December 31, 2024 was $579,928 lower when compared to the same period in 2023 due to a decrease in the net interest margin to 2.68% for the year ended December 31, 2024 from 2.97% for the same period in 2023. The decline in the net interest margin was partially offset by a $56.6 million increase in average interest earning assets to $784.6 million for the year ended December 31, 2024 from $728.0 million for the same period in 2023. Higher interest expense was the driving factor in the lower net interest income. The Federal Reserve interest rate decreased by 1.00% over the last four months of 2024 after aggregate increases of 5.25% from March 2022 through August 2023. The net aggregate increase of 4.25% caused the cost of deposits and borrowings to increase by 102 basis points to 2.76% for the year ended December 31, 2024 from 1.74% for the same period in 2023. In addition, average interest bearing liabilities increased by $64.3 million to $634.7 million for the year ended December 31, 2024 from $570.4 million for the same period in 2023. The taxable equivalent yield on total average interest-earning assets increased 59 basis points to 4.92% for the year ended December 31, 2024 from 4.33% for the same period in 2023, partially offsetting the higher cost of funds.

The Bank entered into several interest rate swaps structured as fair value hedges during 2023 and 2024, some in combination with the purchase of mortgage backed securities, which are intended to offset the impact of higher interest expense by improving interest income on debt securities. During the fourth quarter of 2024, a swap with a notional amount of $22 million was unwound and the related $28 million of mortgage backed securities was sold, resulting in a net gain of $18,708. The notional amount of interest rate swaps outstanding at December 31, 2024 was approximately $75 million.

Our loan portfolio is comprised primarily of commercial real estate loans with fixed rates for five-year terms. As those loans reprice, our net interest margin should improve. In addition, our current strategy is to increase the diversification of our portfolio with commercial and industrial loans, which are typically adjustable rate loans and would provide an immediate higher yield in today’s interest rate environment.

A provision for credit losses of $150,000 was recorded for the year ended December 31, 2024. For the year ended December 31, 2023, we recorded a $570,000 recovery. The Company’s loan portfolio continues to perform at a high level with just one non-accrual loan totaling $403,853 and one loan more than 30 days delinquent totalling $269,852 at December 31, 2024.

Noninterest income increased by $160,947 for the year ended December 31, 2024 when compared to the same period in 2023, primarily as a result of a $138,388 increase in the gain on insurance proceeds for our Upperco location and a $48,252 increase in bank owned life insurance income, offset by a decrease of 19,392 in the gain on sale of SBA loans. Noninterest expense was $1,787,830 higher in the year ended December 31, 2024 when compared to the same period in 2023, due primarily to a $475,241 increase in other expenses, a $505,322 increase in occupancy and furniture and equipment costs, a $495,733 increase in salaries and benefits, and a $311,534 increase in other real estate owned expenses. The increase in other expenses was due primarily to costs associated with our core system conversion that was completed in the fourth quarter of 2024, ATM related expenses, and legal fees incurred for stockholder matters. Also, the Bank’s FDIC assessment expense increased due to higher FDIC assessment rates. The increase in occupancy and furniture and equipment was due primarily to the renovations and new equipment for the Upperco location which was placed in service at the end of the first quarter and the new Towson location that was placed in service during the second quarter. The increase in salaries and benefits was due to normal annual salary increases as well as the hiring of several new employees primarily in the commercial loan production department. The increase in other real estate owned expenses is due primarily to a $249,217 gain that was realized in 2023.

Income taxes decreased by $786,177 during the year ended December 31, 2024 when compared to the same period in 2023 due to lower earnings before taxes. The effective tax rate decreased to 22.3% for the year ended December 31, 2024 from 23.9% for the same period last year due to an increase in the amount of nontaxable income included in pretax income year over year.

Total assets increased to $845 million at December 31, 2024 from $800 million at December 31, 2023. Loans increased by 11.4% to $583 million at December 31, 2024 from the $523 million recorded at December 31, 2023. Investments in debt securities decreased to $146 million at December 31, 2024 from $184 million at December 31, 2023. Deposits increased to $758 million at December 31, 2024 from $681 million at December 31, 2023. The Company’s tangible equity was $49 million at December 31, 2024 compared to $45 million at December 31, 2023.

The book value of the Company’s common stock increased to $17.77 per share at December 31, 2024 from to $16.74 per share at December 31, 2023. Book value per share at December 31, 2024 was reflective of the $17 million unrealized loss, net of income taxes, on the Bank’s available for sale (“AFS”) investment portfolio as a result of the significant rise in interest rates over the last 30 months. Changes in the market value of the AFS investment portfolio, net of income taxes, are reflected in the Company’s equity, but are not included in the income statement. The AFS investment portfolio is comprised of 72% government agency mortgage backed securities which are fully guaranteed, 23% investment grade non agency mortgage backed securities, 1% investment grade corporate and municipal bonds, and 4% subordinated debt of other community banks. There is no indication of credit deterioration in any of the bonds and we intend to hold these investments to maturity, so no actual losses are anticipated. There is no impact on regulatory capital because the Bank elected many years ago to not include in the calculation of regulatory capital changes in the market value of the AFS investment portfolio regardless of whether they are positive or negative.

The Bank utilized the Federal Reserve Bank’s Bank Term Funding Program during 2024 and had borrowings of $54,000,000 outstanding for most of 2024, but the borrowings were repaid during December 2024 ahead of the maturity date of January 15, 2025. Our Federal Home Loan Bank facility, other borrowing lines available, unpledged securities, brokered deposit access, and cash provided us with access to approximately $332 million of liquidity at December 31, 2024.

Gary A. Harris, President and CEO, commented “We are pleased that our loan portfolio grew $60 million, or 11.4%, during 2024, demonstrating that our investment in additional loan production staff and facilities is paying off. Our asset quality remains high and our liquidity position remains strong. Due to the sunsetting of our existing core operating system, after an almost year long effort, our core system conversion was completed in October 2024.  While it increased our expenses in 2024, the new system will be a substantial digital upgrade that will position the bank for future growth, provide for significant efficiency gains and an enhanced customer experience moving forward. The Federal Reserve interest rate decreased an additional 50 basis points in the fourth quarter after the 50 basis point reduction in September. Additional cuts are now not expected to occur until the second half of 2025. The 2024 cuts should provide for improvement in our net interest margin in 2025.”

About the Company

The Company is a financial holding company and the parent company of the Bank. The Bank was chartered in Maryland in 1919 and has over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 795, Route 140, Route 26, and Route 45 corridors. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Westminster, Eldersburg, and Towson. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31, *
	2024	2023

Assets

Cash and due from banks	$63,962,047	$44,404,473
Federal funds sold and other interest-bearing deposits	697,066	285,864
Cash and cash equivalents	64,659,113	44,690,337
Certificates of deposit in other banks	100,000	100,000
Securities available for sale, at fair value	125,712,926	164,084,673
Securities held to maturity, at amortized cost less allowance for credit losses of $60,009 and $35,627	20,498,502	20,163,622
Equity security, at fair value	517,550	507,130
Restricted stock, at cost	921,000	863,500
Mortgage loans held for sale	157,200	-
Loans, less allowance for credit losses of $4,260,189 and $4,285,247	582,993,314	523,308,044
Premises and equipment, net	7,348,800	6,583,452
Accrued interest receivable	2,439,108	2,180,734
Deferred income taxes, net	7,606,241	8,312,482
Other real estate owned, net	1,176,245	1,242,365
Bank owned life insurance	15,324,417	14,930,754
Goodwill and other intangibles, net	7,026,096	7,034,424
Other assets	8,162,575	5,939,309
	$844,643,087	$799,940,826

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$107,197,478	$115,284,706
Interest-bearing	651,609,250	565,678,145
Total deposits	758,806,728	680,962,851
Securities sold under repurchase agreements	5,564,103	6,760,493
Federal Home Loan Bank of Atlanta advances	5,000,000	5,000,000
Federal Reserve Bank advances	-	33,000,000
Long-term debt, net of issuance costs	11,329,115	13,212,378
Accrued interest payable	1,002,525	1,482,773
Other liabilities	6,668,826	7,344,040
	788,371,297	747,762,535
Stockholders' equity
Common stock, par value $.01 per share, authorized 5,000,000 shares; issued and outstanding 3,166,653 in 2024 and 3,116,966 shares in 2023	31,667	31,170
Additional paid-in capital	31,135,552	30,398,080
Retained earnings	41,612,654	39,433,185
Accumulated other comprehensive loss	(16,508,083)	(17,684,144)
	56,271,790	52,178,291
	$844,643,087	$799,940,826

* - Derived from audited consolidated financial statements

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Interest income
Loans, including fees	$8,316,953	$6,707,414	$30,338,189	$25,730,722
Investment securities - taxable	1,468,905	1,770,413	6,263,400	4,299,206
Investment securities - tax exempt	143,501	137,770	559,130	554,396
Federal funds sold and other interest earning assets	341,822	269,093	1,202,744	738,814
Total interest income	10,271,181	8,884,690	38,363,463	31,323,138

Interest expense
Deposits	4,274,980	2,960,470	14,518,632	7,971,094
Securities sold under repurchase agreements	16,222	17,924	65,335	41,873
Federal Home Loan Bank advances and other borrowings	13,433	33,614	122,663	485,886
Federal Reserve Bank advances	402,775	431,556	2,313,186	823,319
Long-term debt	120,154	140,000	507,562	584,953
Total interest expense	4,827,564	3,583,564	17,527,378	9,907,125
Net interest income	5,443,617	5,301,126	20,836,085	21,416,013

Provision for (recovery of) credit losses	150,000	-	150,000	(570,000)

Net interest income after provision for (recovery of) credit losses	5,293,617	5,301,126	20,686,085	21,986,013

Noninterest income
Service charges on deposit accounts	189,094	205,942	810,273	792,941
Mortgage banking income	41,484	4,483	107,846	96,997
Bank owned life insurance income	106,050	83,817	393,664	345,412
Gain (loss) on sale of debt securities	18,708	5,445	(13,214)	-
Fair value adjustment of equity security	(18,183)	15,343	(4,346)	5,445
Loss on disposition of furniture and equipment	-	-	(5,157)	-
Gain on sale of SBA loans	-	19,392	-	19,392
Gain on insurance proceeds	-	4,406	142,794	4,406
Other fees and commissions	85,899	83,782	320,587	326,907
Total noninterest income	423,052	422,610	1,752,447	1,591,500

Noninterest expense
Salaries	2,006,144	1,901,031	7,854,322	7,544,773
Employee benefits	590,365	517,654	2,187,116	2,000,932
Occupancy	271,859	229,377	1,070,456	874,775
Furniture and equipment	395,264	243,579	1,292,767	983,126
Other real estate owned, net	75,996	(235,538)	75,996	(235,538)
Other	1,283,177	1,296,793	4,449,099	3,973,858
Total noninterest expense	4,622,805	3,952,896	16,929,756	15,141,926

Income before income taxes	1,093,864	1,770,840	5,508,776	8,435,587
Income taxes	237,784	355,610	1,231,073	2,017,250
Net income	$856,080	$1,415,230	$4,277,703	$6,418,337

Earnings per share - basic	$0.27	$0.46	$1.37	$2.08
Earnings per share - diluted	$0.27	$0.46	$1.37	$2.08

Farmers and Merchants Bancshares, Inc.

Selected Consolidated Financial Data

	2024	2023	2022

OPERATING DATA

Interest income	$38,363,463	$31,323,138	$26,269,653
Interest expense	17,527,378	9,907,125	2,146,158
Net interest income	20,836,085	21,416,013	24,123,495
Provision for (recovery of) loan losses	150,000	(570,000)	475,000
Net interest income after provision
for credit losses	20,686,085	21,986,013	23,648,495
Noninterest income	1,752,447	1,591,500	2,293,938
Noninterest expense	16,929,756	15,141,926	15,367,280
Income before income taxes	5,508,776	8,435,587	10,575,153
Income taxes	1,231,073	2,017,250	2,485,026
Net income	$4,277,703	$6,418,337	$8,090,127

PER SHARE DATA

Net income (Basic)	$1.37	$2.08	$2.66
Dividends	$0.67	$0.66	$0.63
Book value	$17.77	$16.74	$15.56

KEY RATIOS

Return on average assets	0.53%	0.86%	1.13%
Return on average equity	7.83%	13.08%	16.03%
Efficiency ratio	74.95%	65.81%	58.17%
Dividend payout ratio	48.91%	31.73%	23.68%
Net yield on interest-earning assets	2.68%	2.97%	3.54%
Tier 1 capital leverage ratio	9.12%	9.42%	9.83%

AT PERIOD END

Total assets	$844,643,087	$799,940,826	$718,210,672
Gross loans	587,978,965	528,166,501	521,679,143
Cash and cash equivalents	64,659,113	44,690,337	7,263,537
Securities	146,211,428	184,248,295	146,823,446
Deposits	758,806,728	680,962,851	623,611,124
Borrowings	10,564,103	57,972,871	40,270,945
Stockholders' equity	56,271,790	52,178,291	47,774,963

SELECTED AVERAGE BALANCES

Total assets	$810,042,767	$745,478,612	$714,115,497
Gross loans	557,861,624	528,910,091	498,427,308
Cash and cash equivalents	27,564,076	18,497,261	20,015,477
Securities	177,742,677	182,159,701	174,776,879
Deposits	672,492,752	642,039,185	631,809,943
Borrowings	72,287,329	48,040,853	26,042,874
Stockholders' equity	54,609,886	49,063,426	50,457,994

ASSET QUALITY

Nonperforming assets	$1,580,098	$1,897,775	$1,897,775

Nonperforming assets/total assets	0.19%	0.24%	0.26%

Allowance for credit losses on loans/total loans	0.72%	0.81%	0.80%